EX-35.2
(logo) FIRST REPUBLIC BANK
It's a privilege to serve you

Feb 28, 2013

Servicer Compliance Statement
For SEMT 2012-4


(i) a review of the Servicer's activities during the immediately preceding calendar year and of its performance under the Agreement and the Reconstitution Agreement for the above referenced trust during such period has been made under such officer's supervision, and

(ii) To the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement and the Reconstitution Agreement for the above referenced trust in all material respects throughout such calendar year.

First Republic Bank

/s/ Lionel Antunes
Lionel Antunes
Vice President of Residential Lending
February 28, 2013

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